Exhibit 12

             Calculation of (Deficiency) Earnings to Fixed Charges
                                 (in thousands)

                                                     2002          2001            2000
                                                  ---------      ---------      ---------
EARNINGS
   Pretax loss ..............................     $  (3,018)     $  (2,005)     $    (948)
   Fixed charges ............................        34,916         34,666         27,445
   Capitalized interest .....................       (20,900)       (30,258)       (24,200)
   Amortization of capitalized interest .....           807             --             --
                                                  ---------      ---------      ---------
        Net total ...........................        11,805          2,403          2,297

FIXED CHARGES
   Interest expense .........................        13,163          3,592          2,599
   Capitalized interest .....................        20,900         30,258         24,200
   Other ....................................           853            816            646
                                                  ---------      ---------      ---------
        Total ...............................     $  34,916      $  34,666      $  27,445
                                                  =========      =========      =========

The dollar amount of the deficiency of earnings to fixed charges for 2002, 2001, and 2000 (in thousands) was $23,111, $32,263, and $25,148, respectively.